For more information contact: Chelsea Rarrick +1.804.965.1618 chelsea.rarrick@markel.com Investor Relations Markel Corporation IR@markel.com

FOR IMMEDIATE RELEASE

Morgan Housel joins Markel’s Board of Directors
Richmond, Virginia, November 16, 2021 — Markel Corporation (NYSE: MKL) announced today the appointment of Morgan Housel to its board of directors, effective November 16, 2021.
Housel serves as a partner of The Collaborative Fund, a multi-stage private investment fund. He is also a frequent presenter discussing matters related to risk, investor psychology and business history, and author of the book The Psychology of Money.
“Morgan’s investment experience and core values that represent the Markel Style make him a great addition to Markel’s Board of Directors,” said Steve Markel, chairman of the board at Markel. “We look forward to benefitting from his insights and guidance as we continue to grow our business.”
Housel will be a member of the board’s Nominating/Corporate Governance Committee.
Prior to joining The Collaborative Fund in 2016, Housel was a columnist and senior analyst at The Motley Fool and a columnist for The Wall Street Journal. Housel has received numerous awards for his work, including the New York Times Sidney Award and two-time winner of the Best in Business Award from the Society of American Business Editors and Writers.
He has served on the board of several financial institutions including the Long-Term Stock Exchange and Camino Financial
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About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.